UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2010

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, FL 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On July 27, 2010, Lighting Science Group Corporation (the “Company”) and Home Depot U.S.A., Inc. (“Home Depot”) entered into a Strategic Purchasing Agreement (the “Agreement”) pursuant to which the Company has become Home Depot’s preferred provider and product development partner with respect to LED lamps and fixtures, which will be labeled under both Home Depot’s “EcoSmart” and the Company’s brand. The full line of “EcoSmart” lamps is expected to be available in Home Depot stores starting in 2010.

The Company may continue to develop and sell LED products to other companies and pursuant to OEM arrangements during the term of the Agreement, but it has agreed to refrain from selling existing or new products directly to certain other “big box” retailers located in the United States, Canada, Mexico and China where active business is being conducted between the parties. Further, with respect to areas outside the United States in which Home Depot is not currently doing business, the Company will provide Home Depot with the option to purchase and resell products in such areas prior to selling products directly to certain “big box” retailers.

The Agreement does not require Home Depot to purchase a committed quantity of products from the Company, but Home Depot will provide the Company with the option to source any of its new Home Depot-branded LED lamps and fixtures or product enhancements.

The Agreement has an initial term of three years that may be extended, at the option of Home Depot, for two additional one-year periods and may be terminated by Home Depot for any reason upon 180 days written notice to the Company. The Company may terminate the Agreement upon 180 days written notice in the event that Home Depot significantly abandons the marketing, merchandising and advertising of Home Depot-branded LED products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: July 27, 2010	By:	/s/ John D. Mitchell Jr.
	Name:	John D. Mitchell, Jr.
	Title:	Corporate Secretary